Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-56927, 333-28983, 33-60077, 33-10796, 33-6075, 333-53438 of HPSC, Inc. on Form S-8 of our report dated March 18, 2002, (the report on the consolidated financial statements expressing an unqualified opinion which contains an emphasis of a matter paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133) incorporated by reference in this Annual Report on Form 10-K of HPSC, Inc. for the year ended December 31, 2001.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 29, 2002